Exhibit 99.(d)(xii)

Addendum to Management Agreement between

Lord Abbett Securities Trust

and

Lord, Abbett & Co. LLC

Dated: June 20, 2008 (the “Addendum”)

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Securities Trust (the “Trust”), on behalf of its Lord Abbett International Dividend Income Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated May 19, 1993 (“Management Agreement”) shall be as follows: 0.75 of 1% of the first $1 billion of the Fund’s average daily net assets; 0.70 of 1% of the next $1 billion of such assets; and 0.65 of 1% of such assets in excess of $2 billion.

For purposes of Section 15(a) of the Act, this Addendum, together with the Management Agreement and addenda thereto insofar as they have not been superseded, shall together constitute the investment advisory contract of the Trust.

LORD, ABBETT & CO. LLC

BY:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

LORD ABBETT SECURITIES TRUST

BY:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Vice President and Assistant Secretary